COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Executive Officers
We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company. Our manager manages our day-to-day affairs, oversee the review process, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. The Company, and its affiliates will receive certain fees and expense reimbursements for services relating to this Offering and the acquisition, maintenance and sale of the Painting. The items of compensation are summarized below.
Compensation of Manager
Our manager will receive reimbursement for costs incurred relating to this and other offerings (e.g., Offering Expenses)

The following table sets forth the form of compensation and the recipient of such compensation together with the determination of the amount and the estimated amount.
1)	Form of Compensation: Sourcing Fees
Description: Blackchip Technologies intends to charge agent fees for all asset related offerings which is intended to be reasonable compensation for Blackchip Holdings capital commitment and sourcing services.
      Estimate Amounts: $600
2)	Form of Compensation: Premium Fees
Description: Blackchip Technologies subjects all assets sold at gain to a 15% ?premium fee? of the difference between the Offering amount and the sale amount following the final closing of this Offering.
Estimate Amounts: These amounts cannot presently be determined.